Exhibit 16.1

January 6, 2010

Securities and Exchange Commission
100 F. Street N.E.
Washington, D.C.  20549

Re:	Coates International, Ltd. No. 000-33155

We have read the statements by Coates International, Ltd. (copy attached), which we understand will be filed with the Securities and Exchange Commission pursuant to Item 4.01 of Form 8-K – Changes in Registrant’s Certifying Accountant, as part of the Form 8-K of Coates International, Ltd. dated January 6, 2010. We agree with the statements concerning our Firm made in Changes in Registrant’s Certifying Accountant paragraphs two and four in such Form 8-K. We have no basis to agree or disagree with respect to paragraphs one and three in Changes in Registrant’s Certifying Accountant.

Sincerely,

/s/ Weiser LLP

Weiser LLP